CERTIFICATE OF AMENDMENT OF
                                   BY-LAWS OF
                           CALIFORNIA INVESTMENT TRUST

The undersigned Trustees of California Investment Trust, a Massachusetts business trust (the "Trust"), constituting at least a majority of the Trustees of the Trust, do hereby certify and consent to the following:

      1. They constitute a majority of the Board of Trustees of CALIFORNIA INVESTMENT TRUST.

      2. Pursuant to Article IX, Section 2 of the By-Laws of the Trust (the "By-Laws"), they hereby adopt the following amendment to the By-Laws:

            a. Article III, Section 2 of the By-Laws is hereby amended to read as follows:

            "Section 2. NUMBER AND QUALIFICATION OF TRUSTEES. The authorized number of trustees shall be not less than three (3) nor more than ten (10). The exact number of trustees within the limits specified shall be as fixed from time to time by the Trustees."

IN WITNESS WHEREOF, the Trustees named below do hereby set their hands as of the 14th day of February, 2006.


/s/ Stephen C. Rogers                   /s/ James W. Miller, Jr.
---------------------------             ---------------------------
Stephen C. Rogers                       James W. Miller, Jr.
Chairman                                Trustee


/s/ Harry Holmes                        /s/ John B. Sias
---------------------------             ---------------------------
Harry Holmes                            John B. Sias
Trustee                                 Trustee